Exhibit 99.1

99 Wood Avenue South, Suite 311 Iselin, NJ 08830 www.pharmoscorp.com	FOR IMMEDIATE RELEASE

Pharmos Restructures Operations in Israel

Iselin, NJ, October 30, 2007 - Pharmos Corporation (Nasdaq: PARS) announced today it is undertaking a second phase of restructuring as it continues to optimize the balance between cash resources and its most promising scientific research and development programs. This second phase involves a workforce reduction from 23 to 8 employees in its Israeli subsidiary, Pharmos Ltd. The Company does not expect a material charge against operations to result from this undertaking.

The Israeli subsidiary will continue efforts to expand and exploit the potential of the Company’s CB2 receptor-selective library of compounds, including preclinical development of PRS-639,058 for neuropathic pain. It will also work to complete the Phase 2a clinical trial of Pharmos’ proprietary NanoEmulsion (NE) topical cream drug delivery system formulated with the NSAID diclofenac for osteoarthritis pain. The Phase 2a NE/diclofenac study is currently underway at several Israeli hospitals, with data anticipated in mid-2008.

This restructuring phase also calls for the Company to assess other means of financing these programs, such as the possibility of finding new investors to finance Pharmos Ltd. as an independent entity. Dr. Haim Aviv, the founder of Pharmos, will lead these efforts on behalf of the Company’s Board of Directors. Other than leading this effort, Dr. Aviv has no management role in Pharmos.

The restructuring will have no effect on the Company’s late-stage clinical development program with dextofisopam, which is currently in Phase 2b testing in the U.S. as a treatment for irritable bowel syndrome (IBS). The double-blinded study, which commenced in June 2007, is designed to enroll approximately 480 patients with data expected in 2009. Dextofisopam completed a successful Phase 2a IBS study in which it demonstrated a statistically significant improvement over placebo on the primary endpoint of adequate overall relief (n=141, p=0.033), and was very well tolerated. IBS affects roughly 10%-15% of U.S. adults and with a void of safe and effective available therapies represents a large, underserved market. Dextofisopam’s novel non-serotonergic brain-gut mechanism holds the potential for a unique and innovative IBS treatment approach.

About Pharmos Corporation

Pharmos Corporation is a biopharmaceutical company that discovers and develops novel therapeutics to treat a range of diseases of the nervous system, including disorders of the brain-gut axis, with a focus on pain/inflammation and autoimmune disorders. The Company currently has two programs in clinical testing: the Phase 2b study of dextofisopam as a treatment for IBS and the Phase 2a study of NE/diclofenac as a treatment for osteoarthritis pain. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds, especially CB2 receptor-selective agonists. PRS-639,058, the leading CB2-selective agonist, has demonstrated promising preclinical data in neuropathic pain. Various other CB2-selective compounds from Pharmos’ pipeline are in preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease and other disorders.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts – Pharmos U.S.

S. Colin Neill, CFO

Gale Smith, Investor Relations

(732) 452-9556